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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             -----------------------

                                 SCHEDULE 14D-9
                                (AMENDMENT NO. 3)

                      SOLICITATION/RECOMMENDATION STATEMENT
                       PURSUANT TO SECTION 14(d)(4) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                             -----------------------

                            SCOTSMAN INDUSTRIES, INC.
                            (NAME OF SUBJECT COMPANY)


                            SCOTSMAN INDUSTRIES, INC.
                      (NAME OF PERSON(S) FILING STATEMENT)
                             -----------------------

                     COMMON STOCK, PAR VALUE $.10 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                   809340 10 2
                      (CUSIP NUMBER OF CLASS OF SECURITIES)
                             -----------------------

                                DONALD D. HOLMES
                             VICE PRESIDENT-FINANCE
                              820 FOREST EDGE DRIVE
                          VERNON HILLS, ILLINOIS 60061
                                 (847) 215-4500
       (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE
     NOTICES AND COMMUNICATIONS ON BEHALF OF THE PERSON(S) FILING STATEMENT)

                                   COPIES TO:

                                 THOMAS A. COLE
                                STEVEN SUTHERLAND
                                 SIDLEY & AUSTIN
                            ONE FIRST NATIONAL PLAZA
                             CHICAGO, ILLINOIS 60603
                                 (312) 853-7000

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



         The Solicitation/Recommendation Statement on Schedule 14D-9 originally filed on July 9, 1999 and amended on July 15, 1999 and July 16, 1999 (as amended, the "Schedule 14D-9"), by Scotsman Industries, Inc., a Delaware corporation (the "Company"), related to an offer by Berisford Acquisition Corporation (the "Offeror"), a Delaware corporation and a wholly owned subsidiary of Welbilt Corporation, a Delaware corporation ("Parent"), which is indirectly wholly owned by Berisford plc, a public limited company organized under the laws of England and Wales ("Berisford"), to purchase all outstanding shares of common stock, par value $0.10 per share ("Shares"), of the Company. All capitalized terms used herein but not defined herein have the respective meanings set forth in the Schedule 14D-9.

ITEM 9.           MATERIAL TO BE FILED AS EXHIBITS.

The following Exhibits are filed herewith.


EXHIBIT NO.         DESCRIPTION
Exhibit 7.          Letter from the Company to participants in the Kysor
                    Industrial Corporation Savings Plan and 401(k) Plan dated
                    July 20, 1999, and accompanying materials

Exhibit 8.          Letter from the Company to participants in the Delfield
                    Company 401(k) Savings and Profit Sharing Plan, the
                    Retirement Savings Plan for Hourly Employees of Scotsman
                    Group, and the Scotsman Tax Reduction Investment Plan dated
                    July 20, 1999, and accompanying materials


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                            SCOTSMAN INDUSTRIES, INC.

                            By:  /S/ RICHARD C. OSBORNE
                                 -------------------------------------------
                                 Name: Richard C. Osborne
                                 Title:    Chairman of the Board, President
                                           and Chief Executive Officer


Dated: July 20, 1999



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